Exhibit 99

FOR IMMEDIATE RELEASE

July 26, 2004

CenterState Banks of Florida, Inc. Announces

Second Quarter 2004 Operating Results and Declaration of Third Quarter Dividend

WINTER HAVEN, FL. – July 26, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income of $808,000, or $0.23 per share, for the quarter ended June 30, 2004, compared to $679,000, or $0.20 per share for the same quarter last year.

The Company reported net income of $2,561,000, or $0.73 per share, for the six month period ending June 30, 2004, compared to $1,206,000, or $0.35 per share, for the same period last year. Included in the current period’s earnings, was a $1,844,000 ($1,150,000 after tax of $694,000) gain on the sale of two Lake County (Florida) branches. The branch sale included approximately $21 million of loans, $24 million of deposits and all of the related fixed assets (book value of approximately $1.6 million). Excluding the gain on the sale of the branches, net income would have been approximately $1,411,000, or $0.40 per share, compared to $1,206,000, or $0.35 per share for the same period last year. All per share amounts are expressed on a diluted basis.

Condensed consolidated income statements (unaudited) for the three month and six month periods ending June 30, 2004 and 2003 are presented below.

Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net interest income	$5,097	$4,468	$10,002	$8,716
Provision for loan losses	(240)	(286)	(675)	(588)

Net interest income after loan loss provision	4,857	4,182	9,327	8,128
Non interest income	1,247	1,173	4,325	2,349
Non interest expense	(4,824)	(4,262)	(9,580)	(8,548)

Income before income tax	1,280	1,093	4,072	1,929
Income tax expense	(472)	(414)	(1,511)	(723)

NET INCOME	$808	$679	$2,561	$1,206

EPS (basic)	$0.23	$0.20	$0.75	$0.36
EPS (diluted)	$0.23	$0.20	$0.73	$0.35

Excluding sale of branches
Net income (pro forma)			$1,411	$1,206
EPS (basic) (pro forma)			$0.41	$0.36
EPS (diluted) (pro forma)			$0.40	$0.35

Reconciliation between Net Income and Pro Forma Net Income (i.e. excluding branch sale)

(Six month period ending June 30, 2004) Amounts in thousands of dollars, except per share data		per share basic	per share diluted
Net Income	$2,561	$0.75	$0.73
Gain on sale of branches, net of tax of $694, or $0.20 per share, basic and diluted	(1,150)	$(0.34)	$(0.33)

Pro Forma Net Income	$1,411	$0.41	$0.40

Condensed consolidated balance sheets (unaudited) at June 30, 2004 and December 31, 2003, are presented below.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

	06/30/04	12/31/03
Cash and due from banks	27,545	24,843
Fed funds and money market	43,643	46,216
Investments	151,261	95,357
Loans	423,645	413,898
Allowance for loan losses	(5,347)	(4,850)
Other assets	35,569	33,432

TOTAL ASSETS	$676,316	$608,896

Deposits	580,165	538,235
Other borrowings	38,408	27,465
Other liabilities	1,551	1,233
Minority interest	120	—
Stockholders’ equity	56,072	41,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$676,316	$608,896

The Company paid a quarterly dividend of $0.06 per share on June 30, 2004 to all shareholders of record on June 15, 2004. The Company declared a quarterly dividend of $0.06 per share to be paid on September 30, 2004 to all shareholders of record on September 15, 2004.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 25 locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc. (866-273-6661), FIG Partners, LLC (866-344-2657)., or Ryan Beck & Co. (800-793-7226). For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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